Exhibit 99.1

Robert A. Stanger & Co., Inc. Investment Banking	1129 Broad Street, Suite 201 Shrewsbury, New Jersey 07702-4314 (732) 389-3600 FAX: (732) 389-1751

CONSENT OF ROBERT A. STANGER & CO., INC.

July 19, 2017

We hereby consent to the inclusion of our opinion letter, dated May 26, 2017, to the Special Committee of the Board of Directors of MVP REIT, Inc., a Maryland corporation (“MVP REIT”), as Annex C to, and to the references thereto under the headings “SUMMARY – Opinion of the MVP I Special Committee’s Financial Advisor,” “THE MERGER – Background of the Merger,” “THE MERGER – Opinion of the MVP I Special Committee’s Financial Advisor,” “THE MERGER – Certain Unaudited MVP I Prospective Financial Information,” “THE MERGER – Certain Unaudited MVP II Prospective Financial Information” and “THE MERGER AGREEMENT – Representations and Warranties of MVP I” in, the proxy statement/prospectus relating to the proposed merger involving MVP REIT and MVP REIT II, Inc., a Maryland corporation, which proxy statement/prospectus forms a part of MVP REIT II, Inc.’s Registration Statement on Form S-4 as filed by MVP REIT II, Inc. on July 19, 2017 (the “Registration Statement”) to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

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ROBERT A. STANGER & CO., INC.